Control Number : 25202698

STATE OF GEORGIA

Secretary of State

Corporations Division
313 West Tower
2 Martin Luther King, Jr. Dr.
Atlanta, Georgia 30334-1530

CERTIFICATE OF AMENDMENT

NAME CHANGE

I, **Brad Raffensperger**, the Secretary of State and the Corporation Commissioner of the State of Georgia, hereby certify under the seal of my office that

Worthy Wealth Media, Inc.
a Domestic Profit Corporation

has filed articles/certificate of amendment in the Office of the Secretary of State on 03/11/2026 changing its name to

Modern Screen Media, Inc.
a Domestic Profit Corporation

and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles/ certificate of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on 03/30/2026.

Brad Raffensperger

Brad Raffensperger
Secretary of State

ARTICLES OF AMENDMENT

Electronically Filed
Secretary of State
Filing Date: 3/11/2026 4:01:40 PM

Article 1

Business Name : Worthy Wealth Media, Inc.

Control Number : 25202698

Article 2

The entity hereby adopts an amendment to change its name to the following new business name:

New Business Name : Modern Screen Media, Inc.

Effective Date : 03/11/2026

Article 3

The date of the adoption of the amendment was: 03/11/2026

Article 3

The amendment was duly adopted by the following method :
The amendment was adopted by the board of directors without shareholder action as shareholder action was not required.

Article 4

The date of the adoption of the amendment was: 03/11/2026

Article 5

The undersigned does hereby certify that a request for publication of a notice of the filing of articles of amendment to change the corporation's name along with the publication fee of $40.00 has been forwarded to the legal organ of the county of the registered office as required by O.C.G.A. 14-2-1006.1.

Authorizer Information

Authorizer Signature : Jungkun Centofanti **Authorizer Title :** Officer